Exhibit 4.2

This ADDENDUM TO SERVICES AGREEMENT is entered into on May 23, 2012 between ELRON ELECTRONIC INDUSTRIES LTD., a public company incorporated and existing under the laws of the State of Israel (“Elron”) and DISCOUNT INVESTMENT CORPORATION LTD., a public company incorporated and existing under the laws of the State of Israel (“DIC”).

WHEREAS
Elron and DIC are parties to a Services Agreement dated as of March 19, 2009 with respect to the provision of certain managerial and administrative services by DIC to Elron, the term of which is three years lapsing on April 30, 2012 (the "Agreement"); and

WHEREAS	Elron and DIC wish to extend the term of the Agreement and revise the amount of the fee for such services to be payable under the Agreement in respect of such extended term;

NOW THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	The term of the Agreement is extended by a period of three consecutive years ending on April 30, 2015 (the "Extended Period").

2.
All the provisions of the Agreement shall apply with respect to the Extended Period as well, except that for the purpose of Section 9 of the Agreement applying in respect of the Extended Period the Fee shall be in the amount of NIS 5,900,000 per annum and the Basic Index shall be the Index for November 2011 as published on December 15, 2011.

3.	This Addendum is effective as of May 1, 2012.

4.	This Addendum forms an integral part of the Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT:

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ELRON ELECTRONIC INDUSTRIES LTD.	DISCOUNT INVESTMENT CORPORATION LTD.